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Exhibit 10.19(ii)

LEASE MODIFICATION AGREEMENT

    THIS LEASE MODIFICATION AGREEMENT is made this 8th day of December, 1999, by and between College Park Plaza, LLC, a Delaware limited liability company herein called "Lessor" and Interactive Intelligence, Inc., an Indiana corporation herein called "Lessee".

RECITALS

    WHEREAS, by a lease dated September 16, 1998, College Park Plaza Associates, Inc. did lease to Lessee Suite 300 on the 3rd floor in that certain office building known as College Park Plaza, located at 8909 Purdue Road, Indianapolis, Indiana, 46268. Said space consists of approximately 36,797 rentable square feet, is shown in Exhibit B attached to said lease, and is herein called the "Premises"; and

    WHEREAS, Lessor is the successor to the interest of College Park Plaza Associates, Inc. under said lease; and

    WHEREAS, the term of said lease is scheduled to expire on February 29, 2004; and

    WHEREAS, the parties wish to add certain space to the premises and to make certain changes to said lease.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and in said lease, the parties hereto agree as follows:

    1.  Enlargement of Premises:  Effective as of March 1, 2000 the description of the premises contained in said lease is amended so as to add Suite 250 consisting of approximately 8,593 rentable square feet and hereinafter called the "additional space". As of March 1, 2000, , the total space (hereinafter called the "enlarged premises") leased to Lessee under said lease shall consist of a total area of approximately 45,390 rentable square feet. The enlarged premises are generally shown on the floor plan(s) attached hereto as Exhibit "B", which exhibit is made a part hereof by this reference. As of March 1, 2000, that certain Exhibit "B" attached to said lease is hereby superseded by Exhibit "B" attached hereto and of no further force and effect.

    2.  Rent:  As of March 1, 2000, the monthly base rent payable under Section 1.02 (E) of said lease shall be increased by $7,071.33, to a new total of $67,633.06 per month. The monthly base rent shall be further increased as follows: as of June 1, 2000, the monthly base rent shall be increased by $7,071.32, to a new total of $74,704.38 per month. The base rent, as increased herein, shall continue to be payable in advance by the first of each month and subject to adjustment pursuant to Article 4 of said lease, as amended in Paragraph 3 of this Agreement. If the additional space is added to the premises on a date other than the first or last day of the month, the resulting increase in rent shall be prorated for such partial month.

    3.  Base Years and Percentages for Rental Adjustment:  With respect to the rental adjustment pursuant to Section 4.03 of said lease, the operating expense stop for the additional space shall be $5.25 per rentable square foot and the percentage allocable to the additional space representing Lessee's share of the increase in Lessor's operating costs and property taxes (both of which are defined in Article 4 of said lease) shall be 4.79%. The operating expense stop and percentage with respect to the existing space shall continue to be $5.25 and 20.44%, respectively.

    4.  Lessee shall furnish to Lessor a confirmed, irrevocable letter of credit ("Letter of Credit") in effect for eleven (11) months designating Lessor as the sole beneficiary in the initial amount of One Hundred Fifty-five Thousand Dollars ($155,000.00) which Letter of Credit shall be issued by a financial institution approved by Lessor (the "Issuer"). The Letter of Credit shall be reduced monthly by amortizing the Initial Amount at Twelve Percent (12.00%) per annum over the eleven (11) months. The Letter of Credit shall also provide that the Issuer shall notify Lessor at least sixty (60) days prior to the early termination of such Letter of Credit if the Issuer has determined that the Letter of Credit shall be terminated before the end of the term and, if it is to be terminated, then the Letter of Credit may be drawn upon by the Lessor.

    5.  Authority:  If Lessee is a corporation, each individual executing this Agreement on behalf of such corporation represents and warrants that Lessee is a duly authorized and existing corporation, that such corporation has (and is qualified to do) business in the State of Indiana, that such corporation has full right and authority to enter into this Agreement, and that each person signing this Agreement on behalf of such corporation is authorized to do so.

    If Lessee is a division or subsidiary of a corporation:

      (a) Each of the persons executing this Agreement on behalf of Lessee does hereby covenant and warrant that the parent corporation is a duly authorized and existing corporation, that Lessee or the parent corporation has (and is qualified to do) business in the State of Indiana, that Lessee has full right and authority to enter into this Agreement on behalf of the parent corporation as well as on its own behalf, and that each person signing this Agreement on behalf of Lessee was authorized to do so; and

      (b) Lessee shall, within 30 days after request by Lessor, deliver to Lessor a certified copy of a resolution of the Board of Directors of the parent corporation authorizing or ratifying the execution of this Agreement.

    If Lessee is a partnership, each individual executing this Agreement on behalf of said partnership represents and warrants that he or she is duly authorized to sign and deliver this Agreement on behalf of said partnership and that this Agreement is binding upon said partnership in accordance with its terms.

    If this Agreement is signed by only one person on behalf of Lessee, that person represents and warrants to Lessor that his or her signature alone is sufficient to bind Lessee to the provisions of this Agreement.

    6.  Miscellaneous:

      a.  The provisions of this Lease Modification Agreement shall be fully applicable to the enlarged premises and shall remain in full force and effect for the duration of the term of said lease.

      b.  Except as otherwise set forth herein, all of the terms and conditions of said lease shall remain in full force and effect, and shall be fully applicable to the additional space as well as the existing space, throughout the duration of the term of said lease. Said lease, as amended herein, constitutes the entire agreement between the parties hereto, and no further modification of said lease shall be binding unless evidenced by an agreement in writing signed by Lessor and Lessee.

      c.  The captions and paragraph numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, affect or describe the scope or intent of the provisions in this Agreement.

    7.  This Lease Modification Agreement will not be in effect until duly signed by Lessor and Lessee.

    8.  Exhibit C Leasehold Improvements to Built-Out Space is attached hereto and made a part of this Lease Modification Agreement.

    IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease Modification Agreement as of the day and year first above written.

LESSOR	LESSEE
College Park Plaza, LLC	Interactive Intelligence, Inc.
By /s/ DAVID K HUBBS	By /s/ JOHN R. GIBBS

Printed David K. Hubbs	Printed John R. Gibbs

Its President	Its Executive Vice President

By /s/ PATRICK M. SCRUGGS	By

Printed Patrick M. Scruggs	Printed

Its Vice President	Its

EXHIBIT B
College Park Plaza
Leased Premises

Diagram

Diagram

EXHIBIT C

LEASEHOLD IMPROVEMENTS TO BUILT-OUT SPACE

    In addition to the mutual covenants contained in the Lease Modification Agreement of which this Exhibit is a part, Lessor and Lessee further mutually agree as follows:

1.
PLANS AND SPECIFICATIONS FOR THE PREMISES
(a)
Lessor agrees to cooperate with Lessee's Space Planner (DesignPlan, Inc.), who shall prepare (at Lessor's expense) Space Plans and Specifications for the Premises (hereinafter sometimes called "Space Plans"). Such Space Plans may include (to the extent required by Lessor) architectural, mechanical, and electrical engineering drawings for the Leasehold Improvements, which drawings shall indicate some or all of the following: locations of doors, partitioning, reflected ceiling, electrical fixtures, outlets and switches, telephone outlets, plumbing fixtures, extraordinary floor loads, and other special requirements. Lessee shall approve any such Space Plans in writing, on or before December 17, 1999 (hereinafter called the "Space Plan Approval Date").

(b)
Lessee shall select all interior finish items (if they are not shown on the space plan), and Lessee shall notify Lessor of all such selections in writing within five days following the Space Plan Approval Date.

(c)
All plans and specifications referred to in this Paragraph are subject to Lessor's prior written approval, which approval shall not be unreasonably withheld.

(d)
All plans and specifications prepared in connection with any Leasehold Improvements or Additional Leasehold Improvements shall be in full compliance with all applicable building codes and with all insurance regulations for a fire resistive Class A building. All plans and specifications shall be in a form satisfactory for filing with appropriate governmental authorities for permits and licenses required for construction.

(e)
Whether (and the extent to which) any of Lessee's requirements constitute Additional Leasehold Improvements (as opposed to Leasehold Improvements) shall be determined by Lessor, whose determination shall be binding.
2.
LEASEHOLD IMPROVEMENTS AT LESSOR'S COST

  Lessor will provide Leasehold Improvements to be mutually agreed upon by Lessor and Lessee at Lessor's cost not to exceed $156,393.00 ($18.20 per rentable square foot).

  Such agreement shall be reached by December 17, 1999 or the possession date may be delayed at no penalty to Lessor. If the costs of the Leasehold Improvements exceed $156,393.00, Lessee shall pay the difference to Lessor ("Excess Improvement Costs"). If the costs of the Leasehold Improvements do not exceed $156,393.00, Lessee may apply the remaining balance to Suite 300 Leasehold Improvements, incurred within six (6) months after Lessee takes possession of the Additional Space. Lessor shall reimburse such cost after Lessee provides paid receipts and lien waivers for Leasehold Improvements to Suite 300.

3.
LEASEHOLD IMPROVEMENTS, AT LESSEE'S COST

    After Lessee's Space Plans for any Leasehold Improvements have been approved in writing by Lessor, Lessor shall cause Lessee's Leasehold Improvements to be installed by Lessor's contractor in accordance with the schedule in this Paragraph. Prior to commencing such Leasehold Improvements, Lessor shall submit to Lessee an itemized statement of the cost of such work if the cost of such work exceeds $156,393.00, which cost shall include space planning expenses (Lessee shall cause its space planner to submit its cost for space plans no later than December 17, 1999) and the contractor's fee. Lessor shall endeavor to provide Lessee with such itemized statement within ten (10) business days following Lessor's approval of Lessee's proposed Space Plans. If Lessee approves such statement, Lessee shall sign the statement and return same to Lessor (along with the dollar amount of the total Excess Improvement Costs indicated in the statement) within three days after Lessee's receipt of such statement. Promptly following Lessor's receipt of such payment and signed statement from Lessee, Lessor shall sign a copy of the statement and return same to Lessee, and Lessor shall direct its contractor to proceed with such Leasehold Improvements and any Leasehold Improvements affected thereby. Any difference between Lessee's pre-payment for the Excess Improvement Costs (based on the aforementioned itemized statement) and the actual final cost of same shall be reconciled between Lessor and Lessee, promptly following completion of such work and occupancy of the Premises by Lessee. If Lessee fails to sign such itemized statement and return same to Lessor (along with the aforementioned pre-payment) within three days after Lessee's receipt of such statement from Lessor, such failure shall be deemed a disapproval of such statement, Lessor shall no longer be bound by any of the cost figures for such Leasehold Improvements indicated in such statement, and Lessor's contractor shall not proceed with such Leasehold Improvements or with any Leasehold Improvements affected thereby. In addition, Lessee shall be responsible for the resulting delay and increased cost, if any, in completing any Leasehold Improvements affected thereby.

4.
CHANGES TO APPROVED SPACE PLANS

    If Lessee shall request any change(s), addition(s) or deletion(s), hereinafter collectively called "change(s)", to approved Space Plans for the Leasehold Improvements, Lessor shall promptly (following written request by Lessee) give Lessee a written estimate of (i) the maximum cost of engineering and design services to prepare revised Space Plans in accordance with such request and (ii) the time delay expected because of such request. Once Lessee has approved such estimate in writing (or has indicated in writing that it is willing to pay the full amount of such costs for revised Space Plans and will accept any time delay caused by such change(s), without an estimate of the amount of such costs or delay), Lessor shall have revised Space Plans prepared (if needed), and Lessee shall reimburse Lessor for the cost thereof, promptly following Lessee's receipt of an invoice or notice from Lessor indicating the actual final cost of the revised Space Plans. Lessor shall endeavor to provide Lessee with an itemized statement indicating the cost (in addition to the cost of revising the Space Plans) which will be chargeable to Lessee by reason of such change(s). If Lessee approves such statement, Lessee shall sign the statement and return same to Lessor (along with the dollar amount of the total cost of the change(s) indicated in the aforementioned statement and the reimbursement for the cost of the revised Space Plans, if such reimbursement has not already been made) within three days after Lessee's receipt of such statement, if the cost of the changes plus the original cost of the Leasehold Improvements exceeds $156,393.00. Promptly following Lessor's receipt of such payment and signed statement from Lessee, Lessor shall sign a copy of the statement and return same to Lessee, and Lessor shall direct its contractor to proceed with such change(s) and any Leasehold Improvements affected thereby. Any difference between Lessee's pre-payment (based on the aforementioned statement) for the change(s) and the actual final cost of such change(s) shall be reconciled between Lessor and Lessee, promptly following completion of such change(s) and occupancy of the Premises by Lessee. If Lessee fails to sign such statement and return same to Lessor, along with the aforementioned payment(s), within three (3) days after Lessee's receipt of such statement from Lessor, then (i) such failure shall be deemed a disapproval of such statement, (ii) Lessor shall no longer be bound by any of the cost figures for such change(s) indicated in such statement, (iii) Lessor's contractor shall not proceed with such change(s) or with any Leasehold Improvements affected thereby, and (iv) Lessee shall promptly reimburse Lessor for the cost of the revised Space Plans for such change(s), if Lessee has not already done so. In addition, Lessee shall be responsible for the resulting delay and increased cost, if any, in completing any Leasehold Improvements affected thereby.

5.
COMPLETION OF WORK AND COMMENCEMENT OF LEASE TERM

    The Commencement Date of the Lease term shall not be delayed by any of the following:

  (i)
  Lessee's failure to approve or furnish Space Plans on or before the Space Plan Approval Date; or

  (ii)
  Lessee's request for Additional Leasehold Improvements and/or for materials, finishes, or installations other than those set forth in Paragraph 2 hereof; or

  (iii)
  Lessee's changes in Space Plans after approval thereof by Lessee or submission thereof to Lessor, even if the initial Space Plans were approved or submitted on or before the Space Plan Approval Date; or

  (iv)
  A delay in performance of Leasehold Improvements as a result of Lessee's failure to timely approve and pay all costs for Excess Improvement Costs or changes to the Leasehold Improvements.

Accordingly, Lessor may tender the Premises to Lessee on or after the Commencement Date (set forth in Paragraph 1 of the Lease Modification Agreement) not less than seven (7) days after Lessee is served with a written notice stating that if it had not been for delay(s) which this Paragraph 5 states shall not postpone the Commencement Date of the Lease term, the Premises would be or would have been ready for occupancy on the date specified in such notice, which date shall be prior to or within said seven (7) day period. In such event, Lessor's obligations under this Exhibit shall be deemed completed, for the purpose of determining the Commencement Date and for any other purpose, as of the date on which the Premises are tendered to Lessee.

6.
LEASEHOLD IMPROVEMENT COST ALLOWANCE

    If Lessee's requirements with respect to any of the Leasehold Improvements is less than the stated allowance, the cost savings which accrue therefrom may be applied to offset in whole or in part Lessee's cost of any other Leasehold Improvement(s) described in Paragraph 2 hereof which exceeds the stated allowance. However, in no event shall Lessee be entitled to a cash payment or credit against rent on account of allowances for Leasehold Improvements described in Paragraph 2 hereof which exceed Lessee's requirements.

    Notwithstanding any allowances set forth in Paragraph 2 hereof, Lessor's total contribution for Leasehold Improvements shall not exceed $156,393.00. All costs in excess of such amount are to be paid by Lessee, pursuant to the provisions of this Exhibit "C".

Lessor's Initials	/s/ DH
/s/ PS
Lessee's Initials	/s/ JG

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LEASE MODIFICATION AGREEMENT
RECITALS
AGREEMENT